Advanced Flower Capital Renews Senior Secured Revolving Credit
Facility with Lead Commitment from FDIC-Insured Bank
WEST PALM BEACH, FL, May 2, 2025 – Advanced Flower Capital Inc. (NASDAQ: AFCG) (“AFC”) today announced that it has renewed its senior secured revolving credit facility (“Credit Facility”) with a lead commitment from an FDIC-insured bank with over $75 billion of assets. AFC intends to use availability under the Credit Facility to fund unfunded commitments to existing borrowers, to originate and participate in commercial loans to cannabis operators in line with its investment strategy, and for working capital and other general corporate purposes.
The Credit Facility, which includes the ability to expand to $100 million, subject to lender participation and available borrowing base, has a maturity date of April 29, 2028, and bears interest at a floating rate of Prime + 0.50%, subject to a Prime floor of 6.50%.
“We are pleased to renew our senior secured credit facility with a long-standing banking partner of this scale. This facility plays a central role in how we finance the business, and we look forward to continuing to build on this strong relationship as we pursue additional commitments over time,” said Brandon Hetzel, AFC’s Chief Financial Officer.
About Advanced Flower Capital Inc.
Advanced Flower Capital Inc. (NASDAQ: AFCG) is a leading commercial mortgage REIT that provides institutional loans to state law compliant cannabis operators in the U.S. Through the management team’s deep network and significant credit and cannabis expertise, AFC originates, structures and underwrites loans ranging from $10 million to over $100 million, typically secured by quality real estate assets, license value and cash flows. It is based in West Palm Beach, Florida. For additional information regarding the Company, please visit advancedflowercapital.com.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. All statements, other than historical facts, are forward-looking statements. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements regarding the anticipated use of the Credit Facility are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. Certain factors, including the ability of our manager to locate suitable loan opportunities for us, monitor and actively manage our loan portfolio, and implement our investment strategy, the demand for cannabis cultivation and processing facilities and dispensaries, management’s current estimates of expected credit losses and current expected credit loss reserves, and other factors, could cause actual results and performance to differ materially from those projected in these forward-looking statements. More information on these risks and other potential factors that could affect our business and financial results is included in AFC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of AFC’s most recently filed Annual Report on Form 10-K and subsequent filings. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect AFC. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Investor Relations Contact
Robyn Tannenbaum
561-510-2293
ir@advancedflowercapital.com
Media Contact
Collected Strategies
Jim Golden / Jack Kelleher
AFCG-CS@collectedstrategies.com